EXHIBIT 99.1

February 18, 2005

Ms. Jean Gibson
Senior Vice President, Chief Financial Officer, and Treasurer
Central Vermont Public Service Corporation
77 Grove Street
Rutland, VT 05701

Re:        Docket Nos. 6946 and 6988 - Request for Accounting Order authorizing CVPS to defer recognition of certain 2004 earnings

Dear Ms. Gibson:

               On January 19, 2005, Central Vermont Public Service Corporation ("CVPS" or the "Company") filed a Post Hearing Motion ("Motion") which requested, among other items, that the Board issue an Accounting Order permitting the Company to book in Account 254.0 Other Regulatory Liabilities (as defined in the FERC Uniform System of Accounts) any earnings achieved on its 2004 Vermont Electric Utility Operations in excess of an 11% Return on Equity ("ROE"). In its Motion, CVPS stated it would perform the calculation of 2004 overearnings in the same manner and using the same method it used for determining and reporting overearnings for 2001, 2002, and 2003 under the Docket Nos. 6120 and 6460 Memorandum of Understanding ("MOU").

               On January 25, 2005, the Vermont Department of Public Service ("DPS") filed its response to CVPS's Motion, in which it opposed CVPS's request for an accounting order. The DPS opposed the request in part because it relies upon an allowed ROE and an earnings-calculation methodology that are contested in the above-referenced dockets.

               On February 2, 2005, the Board held Oral Argument on CVPS's request for an accounting order. In addition, CVPS's and the DPS's financial witnesses were present at the Oral Argument, and provided sworn testimony regarding certain factual issues that arose during the Oral Argument regarding the requested accounting order.

               On February 11, 2005, CVPS filed a draft accounting order in support of its request for an accounting order regarding the deferral of 2004 earnings.

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               On February 16, 2005, the DPS filed comments on CVPS's draft accounting order. The DPS continued to oppose the issuance of CVPS's requested accounting order. The DPS's comments highlighted its concern that, if the Board were to issue the requested accounting order, it could create "misconceptions and incorrect perceptions" regarding CVPS's authorized rate of return on equity for calendar year 2004. The DPS argued that "due to the misconceptions [the accounting order] will create regarding ROE expectations, the rate payers may be harmed through higher financing costs over the long term." The DPS asserted that there were two alternatives that would avoid misconceptions: (1) CVPS could record a contingent liability (FAS 5) reflecting probable and estimable outcomes from Docket 6946; or (2) CVPS could defer a specific amount of revenue as opposed to recording excess income above the 11% ROE.

               On February 18, 2005, CVPS filed a response to the DPS's comments. CVPS disagreed with several statements made by the DPS in its earlier comments, and reiterated CVPS's statements from the Oral Argument that it could not record a contingent liability under FAS 5. CVPS also asserted that its auditors have confirmed that CVPS could not defer a specific amount of revenue without a "supportable and articulated reason." Instead, according to CVPS, "The amount of the proposed regulatory liability must be based on a factual calculation and not just an arbitrary amount."

               After reviewing the arguments and evidence presented by both CVPS and the DPS, the Board has decided to grant CVPS's request that it issue an accounting order authorizing CVPS to defer recognition of a portion of its 2004 earnings.

No Harm to Ratepayers
               The first step in this decision was to determine what the possible effects on ratepayers would be of issuing an accounting order. As we stated in our January 28, 2005, Order on CVPS's Motion, we would not issue the accounting order at the expense of ratepayers. At the Oral Argument, CVPS persuaded us that the deferral of earnings and the issuance of an accounting order would not harm ratepayers. We recognize (and share) the DPS's concern regarding the possibility that if the accounting order creates misconceptions regarding CVPS's 2004 allowed ROE, ratepayers could be harmed through higher financing costs over the long term; for reasons set out in more detail in the section entitled "Mitigating Risk of Creating False Expectations" below, we conclude that these concerns can be alleviated.

It is Appropriate for CVPS to Defer Recognition of Some of Its 2004 Earnings
               The next step was to determine whether it was appropriate for CVPS to defer recognition of some of its 2004 earnings. We concluded that it was for two reasons:

(1) A portion of CVPS's 2004 earnings result from the sale of Connecticut Valley Electric Company. Absent an accounting order, the gain from that sale will be recorded in CVPS's financial books in 2004. However, the proper ratemaking treatment of the sale proceeds is an issue in these dockets that will not be determined until the final order, and which CVPS will reflect on its 2005 (not

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2004) financial books. Deferring some of CVPS's 2004 earnings will enable the revenues to be recognized in the same accounting period as the ratemaking treatment is decided.

(2) Three-quarters of Rate Year 1 occurs during calendar year 2004, but the effect of any Board decision regarding Rate Year 1 will be recorded on CVPS's 2005 financial books. Deferring some of CVPS's 2004 earnings will better match the timing of the Board's decision in these proceedings.

What Amount of CVPS's 2004 Earnings Should Be Deferred
               The third step was to determine the exact amount of CVPS's 2004 earnings that would be deferred. In CVPS's Motion, it proposed a specific methodology for calculating the amount of its 2004 earnings that would be deferred. This methodology is the same as that used by CVPS when it calculated its overearnings for 2001, 2002, and 2003, under the MOU. However, the DPS has challenged the appropriateness of this methodology, and argued that CVPS should have used an alternative methodology when it calculated its overearnings for 2001, 2002, and 2003, under the MOU. In addition, CVPS's methodology uses an ROE that was in effect for the first three months of 2004, but whose applicability to the remainder of 2004 is contested in these proceedings.

               As an alternative, the DPS has proposed that CVPS record a contingent liability under FAS 5 reflecting probable and estimable outcomes from Docket 6946. However, at the Oral Argument, CVPS persuaded us that it is not yet able to precisely estimate the outcome of that proceeding. [1] The DPS has also proposed deferring a specific amount of revenue. This approach is appealing; however, it is still necessary to define what amount of revenue will be deferred. CVPS's Motion includes a methodology for doing so, albeit one that the DPS objects to using.

               We recognize the DPS's concerns regarding our acceptance of CVPS's proposed methodology for determining the amount of its 2004 earnings that would be deferred and the use of an 11 percent ROE as a baseline for calculating the deferral. We will resolve the disputes regarding the appropriate overearnings calculation methodology for 2001-2003 and the appropriate ROE in our final order in these proceedings. We do not want the issuance of this accounting order to create what may be false expectations regarding how we will rule on these issues. Nevertheless, we have determined that it is appropriate to defer a portion of CVPS's 2004 earnings because of the timing concerns noted above, and it is necessary to define the exact method by which to calculate the amount that will be deferred.

1 Tr. 2/2/05 at 39-40 (Gibson). In addition, we note that the DPS's financial witness stated that while he believed it is possible for CVPS to estimate the outcome from Docket 6946 and record a contingent liability under FAS 5, ultimately, CVPS must decide whether it is able to do so or not. Tr. 2/2/05 at 45-46 (Schultz).

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               Therefore, despite our reservations about creating expectations, we will accept CVPS's proposed methodology for determining the amount of its 2004 earnings that will be deferred. However, we expressly state that our decision to accept this methodology and ROE for the limited purpose of determining the amount of CVPS's 2004 earnings that will be deferred is not precedential, and will not have any bearing on our final decisions in these proceedings regarding an appropriate overearnings calculation methodology for 2001-2003 or an appropriate ROE for the last nine months of 2004. Readers of this accounting order should not assume that this accounting order gives any indication of how we will rule on these contested issues in our final order in these proceedings; and those preparing summaries of this accounting order should note this point explicitly.

Mitigating Risk of Creating False Expectations
               CVPS has made a helpful suggestion regarding one way to reduce the risk of creating what may be false expectations. At the Oral Argument, CVPS noted that if the Board issues an accounting order, it must file an 8-K with the Securities and Exchange Commission. CVPS offered to include a representation in its 8-K that the issuance of the accounting order along the lines requested by CVPS does not create any expectations, set any precedent, or in any other way impair the Board's ability to rule on the contested issues in Dockets 6946 and 6988. 2 We conclude that because an 8-K notice will play a significant role in mitigating the DPS's concerns about investor expectations, our decision to issue this accounting order relies upon the Company's commitment to include the representation in its 8-K.

               Thus, pursuant to our accounting authority provided in 30 V.S.A. Section 221 over the books and accounts of utilities subject to our jurisdiction, IT IS HEREBY ORDERED that:

  Central Vermont Public Service Corporation ("CVPS") is authorized to defer a portion of its 2004 earnings achieved on its Vermont Electric Utility Operations. Such amounts shall be recorded in Account 254.0 Other Regulatory Liabilities (as defined in the FERC Uniform System of Accounts). The calculation of the earnings to be deferred shall be in the same manner and shall use the same method CVPS used for determining and reporting overearnings for 2001, 2002, and 2003 under the Dockets 6120 and 6460 Memorandum of Understanding. The amount transferred to Account 254.0 pursuant to this Order shall be transferred to such account or otherwise used or accounted for by CVPS as the Board shall determine in a final order in Dockets 6946 and 6988.
  This Order is limited to the accounting treatment for the subject earnings, and does not bar any party from contesting or the Board from determining any issue properly before the Board in Dockets 6946 and 6988, including, without limiting the foregoing, the appropriate method for

  2 CVPS's acknowledgement on the record of this fundamental guiding principle was essential to our willingness to issue the requested accounting order. See page 7 of our January 28, 2005, Order in these dockets for more information on this topic.

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  determining or reporting earnings for 2001, 2002, and 2003 under the Dockets 6120 and 6460 Memorandum of Understanding.

  Nothing in this Accounting Order shall have any precedential effect.
  Nothing in this Accounting Order shall preclude the Board from determining the mechanism used to fashion a resolution to docket issues properly before the Board at this time.
  CVPS shall include in its 8-K regarding this Accounting Order its acknowledgement that the issuance of this Accounting Order along the lines requested by CVPS does not create any expectations, set any precedent, or in any other way impair the Board's ability to rule on the contested issues in Dockets 6946 and 6988.

VERMONT PUBLIC SERVICE BOARD
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cc: Parties in PSB Dockets 6946 and 6988